May 31, 2000



Target Receivables Corporation
80 South Eighth Street
14th Floor, Suite 1401
Minneapolis, Minnesota  55402


            Re: Amendment No. 1 to the Registration Statement on Form S-3 of Target Receivables Corporation to the Target Credit Card Master Trust

Dear Ladies and Gentlemen:

            In connection with the filing with the Securities and Exchange Commission contemporaneously herewith of Amendment No. 1 to the registration statement on Form S-3 (No. 333-95585) of Target Receivables Corporation (together with all amendments thereto, the "Registration Statement") relating to the issuance by Target Credit Card Master Trust of asset backed certificates established pursuant to an Amended and Restated Pooling and Servicing Agreement, dated as of April 28, 2000 (the "Pooling Agreement") and various Supplements thereto (each, a "Supplement") to be entered into from time to time (collectively, the "Agreement")1 between Target Receivables Corporation, as transferor (the "Transferor"), Retailers National Bank ("RNB"), as servicer (the "Servicer"), and Norwest Bank Minnesota, N.A., as trustee (the "Trustee"), you have requested our opinion regarding certain descriptions of tax consequences contained in the form of prospectus (the "Prospectus") included in the Registration Statement.

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1     All capitalized terms used below that are not otherwise defined have the same meaning as set forth in the Pooling Agreement.


            Our opinion is based on an examination of the forms of (i) the prospectus (the "Prospectus") included in the Registration Statement; (ii) the Agreement; (iii) the Amended and Restated Bank Receivables Purchase Agreement, dated as of April 28, 2000 between RNB and Target Capital Corporation, a Minnesota Corporation ("TCC"), (iv) the Amended and Restated Receivables Purchase Agreement, dated as of April 28, 2000 between TCC and the Transferor, (v) the Agreement; (vi) a demand note evidencing indebtedness of Target Corporation (formerly known as Dayton Hudson Corporation), a Minnesota corporation, as maker to Target Receivables Corporation as Payee; (vii) the Participation Supplement, between the Transferor, the Servicer as purchaser of the Participation and the Trustee; and (viii) such other documents as we have deemed material to the opinions set forth herein. Our opinion is also based upon the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities. The statutory provisions, regulations and interpretations on which our opinion is based are subject to changes, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be taken by the Internal Revenue Service.

            Based on the foregoing, we hereby confirm that the statements in the Prospectus under the headings "Tax Matters," subject to the qualifications set forth therein, accurately describe the material federal income tax consequences to holders of each class of certificates of each series that are offered pursuant to a prospectus supplement to the Prospectus, under existing law and the assumptions stated therein.

      We also note that the Prospectus and the Agreement do not relate to a specific transaction. Accordingly, the above-referenced description of Federal income tax consequences may require modification in the context of an actual transaction.

            We express no opinion with respect to the matters addressed in this letter other than as set forth above.

            We consent to the filing of this opinion as an exhibit to the Registration Statement.


                             Very truly yours,

                             /s/ Skadden, Arps, Slate, Meagher &
                             Flom LLP